EXHIBIT 10.3
PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION.

$____,000	New York, New York
November 13, 2006

FOR VALUE RECEIVED, the undersigned, GPS Industries, Inc., a Nevada corporation, with principal executive offices located at Suite 214, 5500 152nd Street. Surrey, British Columbia, Canada V35 S59 (the "Borrower"), hereby PROMISES TO PAY THE ORDER OF________________ ("Lender"), the principal sum of ________________________________ U.S. DOLLARS ($_____,000), at the time and place and in the manner provided in this Note.

The Borrower shall repay the principal of this Note and all accrued and unpaid interest on the earliest to occur of (i) March 31, 2007, and (ii) the closing of the purchase by Lender of the Borrower's Series B Convertible Preferred Stock and Warrants (the "Securities") pursuant to that certain Securities Purchase Agreement, dated as of the date of this Note (the “Securities Purchase Agreement”) (the earliest of such dates being hereinafter referred to as the "Maturity Date"). Upon the consummation of the sale of the Securities under the Securities Purchase Agreement on the Maturity Date, the outstanding principal sum of this Note, together with all accrued interest, shall be applied to the purchase price of the Securities as set forth in the Securities Purchase Agreement.

The principal of this Note may be prepaid at any time, in whole but not in part, without penalty or premium; provided, however, that any such prepayment shall not affect the right of the Lender under the Securities Purchase Agreement to purchase the Securities.

The Borrower shall pay interest to Lender on the outstanding unpaid principal amount of this Note at a rate which at all times when no Event of Default has occurred shall be 4.83% per annum (the Applicable Federal Rates for six-month obligations as of November 2006), and at all times after the occurrence of an Event of Default shall be (both before and after judgment) eleven percent (11%) per annum. All such interest shall be computed on the basis of a year of 360 days and the number of days actually elapsed and shall be added on the due date thereof to the then outstanding principal amount of this Note. Any such interest added to principal shall thereafter bear interest as provided above. Anything herein to the contrary notwithstanding, if an Event of Default occurs, all interest accruing from and after the date of such Event of Default shall be payable at the rate provided above in cash on the Lender's demand.

Notwithstanding the foregoing or any other provision contained in this Note, nothing herein contained shall authorize or permit the exaction or payment of interest by the Borrower where the same would be unlawful or prohibited by any applicable law or would violate the applicable usury law of any jurisdiction. In any such event, this Note shall automatically be deemed amended to permit interest charged at an amount equal to, but not greater than, the maximum permitted by law.

All principal (and any interest) shall be payable in the lawful money of the United States at the offices of Lender at _______________, or at such other place as may be designated in writing by the holder of this Note. All payments hereunder shall be made without reduction by reason of set-off, counter-claim or otherwise.

The Borrower represents and warrants to the Lender that it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of incorporation with full power and authority to execute, deliver and perform this Note, that this Note has been duly authorized, executed and delivered by it and constitutes its legal, valid, binding and enforceable obligation and that the execution, delivery and performance of this Note does not and will not violate, constitute a default under or result in a breach of its constitutive documents, any applicable Requirements (as defined below) or any contract, agreement or instrument to which it is a party or by which it or its property may be bound or subject.

The Borrower covenants and agrees that so long as the Borrower shall have any obligation for moneys owing to Lender under this Note, the Borrower shall:

(a) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any properties belonging to it before the same shall be in default; provided, however, that the Company shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by proper proceedings and for which adequate reserves for the same are maintained if required by generally accepted accounting principles;

(b) preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof;

(c) comply with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements ("Requirement(s)") of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials, or officers, that are applicable to the Company; except where the failure to comply would not have a material adverse effect on the Company; provided that nothing contained herein shall prevent the Company from contesting the validity or the application of any Requirements;

(d)  within three (3) days after becoming aware of the existence of any Event of Default or after becoming aware of any developments or other information which may materially or adversely affect the Borrower or its properties, business, prospects or condition (financial or otherwise) or its ability to perform its obligations under this Note, provide Lender with telephonic or electronic notice specifying and describing the nature of such Event of Default or development or information, and the anticipated effect, which telephonic or electronic notice shall be promptly confirmed in writing within (5) days;

(e) use the proceeds of this Note only in accordance with the schedule of payments (the “Use of Proceeds”) previously disclosed to Lender and approved in writing by Lender;

(f) provide Lender with such other information regarding Borrower or any property of Borrower as Lender may, from time to time, reasonably request. Without limiting the generality of the foregoing, the Lender shall be entitled to receive from the Borrower all public, non-proprietary non-confidential information of the Borrower which is published or otherwise disseminated to the Borrower’s officers, directors, shareholders, and affiliates. Further, the Borrower shall deliver notice to the Lender of all Board of Director meetings held by the Borrower, which notice shall be given by the Borrower not less than fifteen days prior to the date of any Board of Directors meeting. Lender shall have the right to be an observer at all such Board of Director meetings.

In addition, Borrower covenants and agrees that so long as Borrower shall have any obligation for moneys owing to Lender under this Note, Borrower will not, without the express written consent of Lender in each instance:

(a) Amend, waive or repeal any provision of, or add any provision to, Borrower’s Articles of Incorporation or Bylaws, except as specifically contemplated by the Securities Purchase Agreement;

(b) Authorize, create and/or issue any class or series of Borrower’s capital stock or any rights, options, warrants or other securities that are convertible into or exchangeable for any capital stock of Borrower, except as specifically contemplated by the Securities Purchase Agreement;

(c) Pay, declare or set aside for payment any dividends or distributions on any shares of capital stock of Borrower;

(d) Redeem, repurchase, acquire, declare a dividend (or set aside money for such purchase) with respect to any security of Borrower, except that Borrower may repurchase shares of its capital stock issued pursuant to Borrower’s stock compensation plans already in effect at such time in accordance with the terms of such plans;

(e) Proceed with any merger, consolidation, or business combination or other acquisition involving Borrower;

(f) Recapitalize or reorganize Borrower or voluntarily liquidate, dissolve or wind up Borrower;

(g) Incur any new indebtedness or refinance any existing indebtedness for borrowed money (which shall include for purposes hereof capital lease obligations and guarantees or other contingent obligations for borrowed money) other than trade payables and accrued expenses incurred in the ordinary course of business; provided, however, that Borrower may extend the payment dates or the maturity date of any indebtedness for borrowed money;

(h) Incur or commit to incur any operating expenditures in excess of (a) $50,000 in one or a series of related expenditures, or (b) in excess of $250,000 in the aggregate, other than in accordance with the Use of Proceeds;

(i) Hire or fire the (a) Corporation’s Chief Executive Officer, (b) Borrower’s Chief Financial Officer, or (c) any other officer or employee of Borrower who, at the time, earns or is expected to earn a salary (excluding bonuses) of $100,000 or more per year (a “Qualified Employee”), enter into or approve any employment agreement or consulting agreement or arrangement with a Qualified Employee, or amend or waive or approve the amendment or waiver of any material provision of any employment agreement or consulting agreement or other arrangement with a Qualified Employee;

(j) Acquire any assets or equity securities of any other business or entity, or sell any assets of Borrower (other than in the ordinary course of business);

(k) Issue equity securities or options to any employees, directors, consultants or other persons eligible to participate in Borrower’s stock compensation, bonus or other compensation plan (collectively, “Company Plans”) other than pursuant to such Company Plans;

(l) Alter or amend any existing Company Plan, or adopt or enter into any new Company Plan; or

(m) Enter into any agreement, or effect a transaction with any of the Company's affiliates or stockholders or any of the Company’s stockholders' affiliates or any family member of an officer or director of the Company, except for transactions and agreements that exist as of the date hereof.

In the case of the happening of any of the following events (herein called "Events of Default"):

(i) if the Borrower shall fail to make any payment of principal or interest on this Note when due; or

(ii) if the Borrower shall fail to comply with any term, condition, covenant, warranty or representation of or in this Note or the Securities Purchase Agreement; or

(iii) if the Borrower shall make an assignment for the benefit of creditors, call a meeting of creditors to obtain any general financial accommodation, suspend business, liquidate, dissolve, wind down its business or agree to or adopt or approve any plan or action to liquidate, dissolve or wind down its business, or if any case under any provision of the U.S. Bankruptcy Code, including provision for reorganizations, or under any other bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, shall be commenced by or against the Borrower; or

(iv) if a receiver shall be appointed for the Borrower or for all or any material portion of the assets of Borrower and the same shall not have been discharged within thirty (30) days; or

(v) if a judgment for more than two hundred and fifty thousand dollars ($250,000) shall be entered against the Borrower and shall not be appealed, stayed, vacated, bonded, paid or discharged within thirty (30) days; or

(vi) if the Borrower should default under any agreement or instrument to which it is a party with respect to any secured indebtedness for borrowed money; or

(vii) if the Borrower elects not to proceed with, or fails in the Lender's good faith judgment to expeditiously proceed with, the sale of the Securities under the Securities Purchase Agreement (including failing to use its best efforts to file the Amended Articles (as such term is defined in the Securities Purchase Agreement) and to take all actions necessary to ensure that the Amended Articles are in full force and effect as soon as possible after the date hereof),

THEN, Lender may declare all amounts payable by the Borrower to Lender under this Note to be forthwith due and payable, whereupon such amounts shall immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived hereby, provided, however, that upon the occurrence of any Event of Default described in (c) or (d) of this paragraph, all amounts payable by the Borrower to Lender under this Note shall become automatically immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived hereby. The rights given hereunder are cumulative with all of the other rights and remedies of Lender, including other rights of set-off, under this Note or any other agreement, by operation of law or otherwise. Lender shall promptly notify the Borrower of any such set-off and application but failure so to do shall not affect the validity of such set-off.

Should the indebtedness represented by this Note, or any part thereof, be collected in law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection after default, the Borrower agrees to pay, in addition to the principal, interest and other amounts due and payable hereon and hereunder, all costs and expenses incurred in connection with such collection, including, without limitation, reasonable attorneys’ and collection fees.

The Borrower hereby waives, to the fullest extent permitted by law, diligence, presentment, demand for payment, protest, notice of dishonor and any and all other notices or demands of every kind and the right to plead the statute of limitations as a defense to any action hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

All notices and other communications provided for hereunder shall be in writing and shall be sent by (a) registered or certified mail postage prepaid, return receipt requested (b) messenger or (c) telecopy, followed by first-class mail, to the party to whom addressed at the following respective addresses or telecopy numbers or to such other address or telecopy number as the party affected may hereafter designate:

(i)    If to the Borrower:

GPS Industries, Inc.
Suite 214
5500 152nd Street
Surrey, British Columbia
Canada V35 S59
Attn: Chief Executive Officer
Telecopier: (604) 576-7460

(ii)    If to the Lender:

This Note may not be changed orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND LENDER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER:

GPS INDUSTRIES, INC., a Nevada corporation

By:________________________________
Name:
Title: